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                                                                EXHIBIT 99.23(j)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 75 to the Registration Statement (File No. 2-11466) of the Century Shares Trust of our reports dated January 14, 2000, appearing in the annual report to shareholders for the year ended December 31, 1999, and dated July 28, 2000, appearing in the semi-annual report to shareholders for the six months ended June 30, 2000. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus, "Financial Statements" and "Investment Advisory and Other Services -- Accountants" in the Statement of Additional Information, all of which are part of such Registration Statement.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
October 17, 2000